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                                                                    Exhibit 9(c)

                             CONSENT AND AGREEMENT

     This Consent and Agreement is made and given this 28th day of May, 1997, by and between MICHAEL W. GULLION ("Gullion") and THE LIFEBOAT FOUNDATION (the "Foundation").

                                    RECITALS

     A. Allen D. Petersen ("Petersen") owns One Hundred Seventy-One Thousand Eight Hundred and Twenty-Eight (171,828) common shares (the "Shares") of Gold Banc Corporation, Inc. (the "Corporation").

     B. Gullion and Petersen entered into a Proxy Agreement/Shareholder Agreement dated September 15, 1996, a copy of which is attached as Exhibit "A" (the "Agreement"), wherein Petersen granted Gullion a right of first refusal to purchase, and an irrevocable proxy to vote all of the Shares.

     C. Petersen desires to transfer the Shares to the Foundation and Gullion and the Foundation deem it in their respective best interests to consent to and facilitate the transfer of the Shares.

     NOW, THEREFORE, in consideration of the foregoing:

     A. Gullion hereby consents to the transfer of the Shares to the Foundation.

     B.  The Foundation agrees to be bound by the terms of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first above written.


                                  /s/ Michael W. Gullion
                                 _________________________________________
                                 MICHAEL W. GULLION


                                 THE LIFEBOAT FOUNDATION


                                      /s/ Jeremy Hobbs
                                 By:______________________________________
                                       Jeremy Hobbs, Secretary